Exhibit 99.1

[LOGO] CURON MEDICAL

Contacts:                                           Investor Relations
Larry C. Heaton II                                  Melody A. Carey
President and Chief Executive Officer               Rx Communications Group, LLC
(510) 661-1801                                      (917) 322-2571
lheaton@curonmedical.com                            mcarey@rxir.com

Alistair F. McLaren
Vice President, Chief Financial Officer
(510) 661-1802
amclaren@curonmedical.com

FOR IMMEDIATE RELEASE

          CURON MEDICAL ANNOUNCES THIRD QUARTER 2003 FINANCIAL RESULTS

Fremont, Calif., October 16, 2003 - Curon Medical, Inc. (Nasdaq: CURN) today announced financial results for the third quarter ended September 30, 2003.

For the third quarter of 2003, Curon Medical reported a net loss of $3.9 million, or $0.19 per share, compared with a net loss of $4.2 million, or $0.21 per share, for the same quarter last year. Net sales were $783,000 compared to net sales of $746,000 in the third quarter of 2002. Third quarter sales reflected the sale of 14 Stretta(R) Control Modules and 408 disposable Stretta Catheters, four Secca(R) Control Modules, and 16 disposable Secca Handpieces. On September 30, 2003, Curon Medical had cash, cash equivalents and investments totaling $13.7 million.

"The third quarter was marked by the attainment of notable milestones, especially in the areas of technology acceptance, procedural coding and reimbursement coverage decisions," stated Larry C. Heaton II, Curon Medical's President and Chief Executive Officer. "The Stretta procedure has been issued a Category I CPT code, which in January of 2005 will replace the previously issued Category III code that will be effective in 2004. The creation of a specific procedural code for the Stretta procedure is tangible evidence of its permanence in the field of Gastroenterology, and will make it easier to submit the procedure for reimbursement as physicians and facilities can use one simple code that defines the complete procedure instead of the multiple codes now requiring manual review by insurance carriers. In addition, once the Stretta procedure is submitted, there is a much better chance of securing reimbursement as there is now one national coverage policy in place along with 41 distinct Carrier/State combinations where Stretta procedures are being readily reimbursed either through published positive coverage policies or consistent case-by-case positive reimbursement decisions. Considering that we started the year with no published positive coverage policies, we have clearly established considerable momentum in this area."

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Mr. Heaton continued, "During the quarter several significant clinical studies were published in peer-reviewed journals, including the landmark prospective randomized double-blinded sham-controlled study of the Stretta procedure, `Improvement of Gastroesophageal Reflux Symptoms After Radiofrequency Energy: A Randomized, Sham-Controlled Trial', authored by Dr. Douglas Corley of the University of California, San Francisco, et al, published in the September 2003 issue of Gastroenterology, which showed conclusively that the Stretta procedure resulted in substantial symptom improvement beyond that achieved with a placebo treatment. In the October 2003 edition of the Journal of Laparoendoscopic & Advanced Surgical Techniques, the article, `Resource Utilization and Procedure Parameters for the Stretta Procedure: Comparison to Diagnostic Endosonography and Colonoscopy', by Dr. Herbert Wolfsen and colleagues at the Mayo Clinic, Jacksonville, Florida delineates the resources required to perform the Stretta procedure. Their findings, when compared to the requirements of performing anti-reflux surgery, clearly demonstrate the Stretta procedure's cost effectiveness for patients who would be candidates for either procedure."

"We also completed the relocation of our headquarters and manufacturing plant from Sunnyvale to Fremont, California, which increased the size of the facility by 60 percent while reducing its cost by 40 percent going forward. All of the required audits: FDA, TUV, UL and California FDB were passed, and we are fully functional in the new facility," concluded Mr. Heaton.

Conference Call

Curon Medical will host a conference call today at 4:30 p.m. eastern time/1:30 p.m. pacific time to discuss the third quarter results. The live call may be accessed by dialing (913) 981-5559 and through a web cast at the Curon Medical website http://investor.curonmedical.com. The replay will be available via web cast for 30 days or by calling (719) 457-0820 from 7:30 p.m. eastern time tonight until midnight eastern time on October 22, 2003. The confirmation number to access the replay is 306138.

About Curon Medical, Inc.

Curon Medical, Inc. develops, manufactures and markets innovative proprietary products for the treatment of gastrointestinal disorders. The Company's products and products under development consist of radiofrequency generators and single use disposable devices. Its first product, the Stretta System, received U.S. Food and Drug Administration clearance in April 2000 for the treatment of gastroesophageal reflux disease, commonly referred to as GERD. The Company's second product, the Secca System for the treatment of fecal incontinence, received clearance from the FDA in March 2002. For more information, please visit the Company's website at http://www.curonmedical.com.

About The Stretta(R) System

Curon's proprietary Stretta System provides physicians with the tools to perform a minimally invasive, outpatient endoscopic procedure for the treatment of GERD. The Stretta System consists of the Stretta Catheter, which is a disposable, flexible catheter and the Curon Control Module. Using the Stretta System, the physician delivers temperature-controlled radiofrequency energy to create thermal lesions in the muscle of the lower esophageal sphincter (LES). The tissue response to radiofrequency delivery alters LES function, which results in statistically significant improvements in GERD symptom scores, reduction in acid exposure and reduction in anti-secretory medication requirement.

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About The Secca(R) System

The Secca System provides physicians with devices to perform a minimally invasive outpatient procedure for the treatment of fecal incontinence in patients who have failed more conservative therapy such as diet modification and biofeedback. The Secca System utilizes the same technology and treatment concepts as the Stretta System. Using the Curon Control Module and the Company's Secca disposable handpiece, physicians deliver radiofrequency energy into the muscle of the anal sphincter to improve its barrier function.

                            (Financial Tables Follow)
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                               CURON MEDICAL, INC
                       CONDENSED STATEMENTS OF OPERATIONS
                            (In thousands, unaudited)

                                                                          Three months                           Nine months
                                                                       ended September 30,                   ended September 30,
                                                                     2002               2003               2002               2003
Sales                                                                  746                783              2,562              2,360
Cost of Sales                                                        1,045              1,172              3,067              3,201

Gross profit                                                          (299)              (389)              (505)              (841)
Operating expenses:
Research and development                                               630                490              2,261              1,407
Clinical and regulatory                                                491                470              1,338              1,105
Sales and marketing                                                  1,701              1,684              5,561              4,938
General and administrative                                           1,197                865              3,196              2,614

Total operating expenses                                             4,019              3,509             12,356             10,064

Loss from operations                                                (4,318)            (3,898)           (12,861)           (10,905)

Interest and other expense, net                                        166                 32                649                199

Net loss                                                            (4,152)            (3,866)           (12,212)           (10,706)

Per Share Information:
Net loss per share, basic and diluted                                (0.21)             (0.19)             (0.62)             (0.53)

Shares used in computing net loss
     per common share                                               19,774             20,100             19,564             20,044


                           CURON MEDICAL, INC
                        CONDENSED BALANCE SHEETS
                       (In thousands, unaudited)

                                                    December 31,   September 30,
                                                        2002           2003
Assets
Current assets:
     Cash and cash equivalents                          8,570          7,340
     Short term investments                            14,397          6,353
     Accounts receivable, net                             688            496
     Inventories                                        1,295          1,025
     Prepaid expenses and other current assets            972            934
          Total current assets                         25,922         16,148
Property and equipment, net                               766            842
Long term investments                                     528             --
Other assets                                               20            125
                                                       27,236         17,115

Liabilities and stockholders' equity
Current liabilities:
Accounts payable and accrued liabilities                1,115          1,581
Long-term debt                                             18             38
Stockholders' equity                                   26,103         15,496
Total liabilities and stockholders' equity             27,236         17,115

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